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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                Date of Report (Date of earliest event reported):
                               September 21, 1998



                       Norwood Promotional Products, Inc.
                       ----------------------------------
             (Exact name of registrant as specified in its charter)


         Texas                  0-21800               74-2553074
         -----                  -------               ----------
    (State or other        (Commission File         (IRS Employer
    Jurisdiction of             Number)            Identification No.)
     Incorporation)



                         106 E. Sixth Street, Suite 300
                               Austin, Texas 78701
                               -------------------
               (Address of principal executive offices) (Zip code)



               Registrant's telephone number, including area code:
                                 (512) 476-7100




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Item 5.  Other Events.

         On September 21, 1998, Norwood Promotional Products, Inc. (the "Company") announced that FPK, LLC ("LLC") advised the Company that LLC had received a letter of intent and a commitment letter for new financing for the previously announced merger (the "Merger") of a wholly-owned subsidiary of LLC with and into the Company. The Merger was approved by the Company's shareholders on August 19, 1998. In the Merger, each share of the Company's common stock (other than shares held by certain members of the Company's management and certain employees) will be exchanged for $20.70 per share in cash. LLC is a limited liability company formed by Frank P. Krasovec, the Company's Chairman and Chief Executive Officer.

         LLC has advised the Company that it has entered into a non-binding letter of intent with Liberty Partners, L.P. setting forth the terms under which Liberty Partners, L.P. would provide financing through $37 million in subordinated debt, $20 million in preferred stock, and $3 million in common stock. LLC also advised the Company that it has obtained a commitment letter from Merrill Lynch & Co. and NationsBank, N.A. to provide a $25 million revolving credit facility and $75 million in term credit facilities. This financing (the "Financing") replaces the financing that had been previously arranged for the Merger. The Financing is subject to, among other things, completion of due diligence and the negotiation and execution of satisfactory documentation. In order to provide LLC with sufficient time to complete the Financing, the Company agreed to extend the date after which the Company may terminate the merger agreement without cause from September 30, 1998 to October 31, 1998. No assurance can be given that the Financing will be completed.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Dated: September 23, 1998    NORWOOD PROMOTIONAL PRODUCTS, INC.


                                      By: /s/ JAMES P. GUNNING, JR.
                                         ----------------------------------
                                      Name:  James P. Gunning, Jr.
                                      Title: Secretary, Treasurer
                                             and Chief Financial Officer